News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, PA 19103-7583

For further information contact:	For release: 4:15 p.m., February 13, 2006
Jerry Davis (media) 215-977-6298
Colin Oerton (investors) 866-248-4344
No. 4
SUNOCO LOGISTICS PARTNERS L.P. ACQUIRES TEXAS CRUDE OIL
PIPELINE FROM ALON USA ENERGY, INC.
     PHILADELPHIA, February 13, 2006 — Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that it has signed a definitive agreement to purchase a Texas crude oil pipeline system from Alon USA Energy, Inc. (“Alon USA”) for $68 million. The system consists of (a) the Amdel Pipeline, a 503-mile, 10-inch, common carrier crude oil pipeline with 27,000 barrels per day operating capacity, originating at the Partnership’s Nederland Terminal, and terminating at Midland, Texas; and (b) the White Oil Pipeline, a 25-mile, 10-inch crude oil pipeline with 40,000 barrels per day capacity originating at the Amdel Pipeline and terminating at Alon USA’s Big Spring, Texas refinery. Alon USA has also agreed to ship a minimum of 15,000 barrels per day under a 10-year, throughput and deficiency agreement on the pipelines, with an option by Alon USA to extend the agreement by four additional thirty month periods. These pipelines, currently idled, are scheduled to be returned to service on June 1, 2006. The Partnership also expects to complete an approximate $12 million program to expand capacity on the Amdel Pipeline from 27,000 to 40,000 barrels per day, and to construct new tankage at the Nederland Terminal to service these new volumes by the end of 2006. Closing of the transaction is expected by the end of the first quarter, 2006, subject to customary closing conditions.
     “This acquisition, the third announced in the past six weeks, demonstrates the commitment we have made to grow our crude oil pipeline and Nederland terminal investment platforms,” said Deborah M. Fretz, President and Chief Executive Officer. “This pipeline system will provide crude oil to customers in the West Texas region including Alon USA’s Big Spring refinery and enhances the capability of our Nederland Terminal.”
     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 19.4 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,670 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent undivided interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

     Note: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s September 30, 2005 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2005. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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